Exhibit 10.2
AMENDMENT TO FEEDSTOCK AND SHARED SERVICES AGREEMENT
     THIS AMENDMENT TO FEEDSTOCK AND SHARED SERVICES AGREEMENT (this “Amendment”) is entered into as of July 24, 2009 by Coffeyville Resources Refining & Marketing, LLC, a Delaware limited liability company (“Refinery Company”), and Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company (“Fertilizer Company”).
RECITALS
     Refinery Company and Fertilizer Company entered into a Feedstock and Shared Services Agreement effective as of October 25, 2007 (the “Agreement”), pursuant to which the parties agreed to provide each other with certain Feedstocks and Services for use in their respective production processes and certain other related matters. Refinery Company and Fertilizer Company desire to amend the Agreement in the manner set forth in this Amendment.
     The parties agree as follows:
     1. Capitalized Terms. Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement.
     2. Sulfur to Block. Section 2.6 of the Agreement is amended to add a Section 2.6(c), to read as follows:
     “(c) Sulfur to Block. If at any time the pricing mechanisms for sulfur contained in Section 8.1 of the TKI Phase II Agreement do not accurately reflect then current sulfur market conditions, resulting in Fertilizer Company retaining sulfur in lieu of selling such excess sulfur to TKI, then Refinery Company agrees to remove and take title to such sulfur in exchange for a fee payable by Fertilizer Company to Refinery Company of $11.50 per long ton, with such fee representing the costs incurred by Refinery Company to transport and store sulfur to block. The foregoing fee may be adjusted from time to time by mutual agreement of the parties to take into account charges assessed by third parties for loading sulfur into equipment owned or controlled by Refinery Company, or other potential increases or decreases in charges.”
     3. Hydrogen Reduction Date. Refinery Company and Fertilizer Company hereby acknowledge and agree that effective as of the date of the Amendment, the Hydrogen Reduction Date has passed.
     4. Hydrogen Supply. The heading for Section 2.9 of the Agreement is deleted in its entirety and replaced with “Hydrogen Supply.”. In addition, Section 2.9(c) of the Agreement is deleted in its entirety, and is amended to read as follows:

     “(c) To the extent available, Refinery Company agrees to provide Fertilizer Company with Hydrogen at the price set forth on Exhibit B.
     (d) Notwithstanding the provisions of subsections (a) – (c) above, sales of Hydrogen by Fertilizer Company to Refinery Company and by Refinery Company to Fertilizer Company will be netted against each other on a monthly basis. To the extent a party sells more Hydrogen to the other party than purchased from such party in any given month, then such party will be paid for such Hydrogen pursuant to the prices set forth on Exhibit B.
     (e) Notwithstanding the provisions of subsections (a) – (d) above, Refinery Company and Fertilizer Company may purchase Hydrogen from the other party upon such terms and conditions as the parties mutually agree upon in writing from time to time with respect to any single purchase, any series of purchases, or otherwise.”
     5. Tank Capacity. A new Section 2.13 is added to the Agreement, to read as follows:
     “Section 2.13 Tank Capacity. To the extent available, Refinery Company and Fertilizer Company agree to provide the other party with finished product tank capacity from time to time. The terms under which such tank capacity will be provided, including the fee, term and tank designation will be mutually agreed upon by the parties.”
     6. Exhibit B. The Hydrogen section of Exhibit B to the Agreement is deleted in its entirety and is amended to read as set forth on Exhibit B attached to this Amendment.
     7. Ratify Agreement. Except as expressly amended hereby, the Agreement will remain unamended and in full force and effect in accordance with its terms. The amendments provided herein will be limited precisely as drafted and will not constitute an amendment of any other term, condition or provision of the Agreement. References in the Agreement to “Agreement”, “hereof”, “herein”, and words of similar import are deemed to be a reference to the Agreement as amended by this Amendment.
     8. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitute one agreement that is binding upon each of the parties, notwithstanding that all parties are not signatories to the same counterpart.
[signature page follows]

     The parties have executed this Amendment as of the date first written above.

Coffeyville Resources Refining & Marketing, LLC		Coffeyville Resources Nitrogen Fertilizers, LLC

By: Name:	/s/ Robert W. Haugen Robert W. Haugen	By: Name:	/s/ Kevan A. Vick Kevan A. Vick
Title:	Executive Vice President, Refining Operations	Title:	Executive Vice President and Fertilizer General Manager

EXHIBIT B
Amendment to Exhibit B

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Hydrogen

- Gaseous

- Purity	not less than 99.9 mol.%

- Flow	21 mmscf/day maximum

- Pressure	450 psig ± 30 psi

- Carbon Monoxide	less than 50 ppm

- Carbon Dioxide	less than 10 ppm

- Price for sales from Fertilizer Company to Refinery Company	The Hydrogen price shall be $0.46 per 100scf based on an Ammonia Price of $300.00 per short ton. The Hydrogen price per 100scf shall adjust as of the first day of each calendar month up or down in the same percentage as the Ammonia Price for the immediately preceding calendar month adjusts up or down from $300.00 per short ton. Until the Hydrogen Reduction Date, the Hydrogen price shall be discounted to seventy percent (70%) of the Hydrogen price otherwise calculated pursuant to the foregoing provisions.

- Monthly Demand Charge	(4,478) X (Ammonia Price adjusted as of each monthly due date for the Monthly Demand Charge) X (1/12 of the Prime Rate as of such monthly due date)

- Additional Requirement Price	The Hydrogen price for any Additional Requirement shall be $0.55 per 100scf based on a UAN Price of $150.00 per short ton. The Hydrogen price per 100scf of any Additional Requirement shall adjust as of the first day of each calendar month up or down in the same percentage as the UAN Price for the immediately preceding month adjusts up or down from $150.00 per short ton.

- Price for sales from Refinery Company to Fertilizer Company	The Hydrogen price shall be 62% multiplied by the Fuel Price, where the “Fuel Price” is the price of natural gas measured at a per mmbtu rate based on the price for natural gas actually paid by Refinery Company and Fertilizer Company for the month preceding the sale.

- Flow measurement	All Hydrogen flows shall be measured by a standard sharp edge orifice plate and differential pressure transmitter located at the Fertilizer Plant. The measured flow shall be pressure and temperature compensated and totalized by the Fertilizer Plant’s Honeywell process control computer (TDC 3000) or any replacement computer. All transmitter signals and computer calculations are available to the Refinery through the existing communications bus for verification. Calibration of the transmitter shall be done at least annually and may be done more frequently at Refinery Company’s request.

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